Exhibit 99.2

Audited Consolidated Balance Sheets of Liberty Property Trust and Liberty Property Limited Partnership and the notes thereto as of December 31, 2019.

Report of Independent Auditors

Management of Liberty Property Trust

We have audited the accompanying consolidated balance sheet of Liberty Property Trust as of December 31, 2019, and the related notes (the financial statement).

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of this financial statement in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of Liberty Property Trust at December 31, 2019, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 19, 2020

Report of Independent Auditors

Management of Liberty Property Limited Partnership

We have audited the accompanying consolidated balance sheet of Liberty Property Limited Partnership as of December 31, 2019, and the related notes (the financial statement).

Management’s Responsibility for the Financial Statement

Management is responsible for the preparation and fair presentation of this financial statement in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the consolidated financial position of Liberty Property Limited Partnership at December 31, 2019, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 19, 2020

CONSOLIDATED BALANCE SHEET OF LIBERTY PROPERTY TRUST

December 31, 2019

(In thousands, except share and unit amounts)

ASSETS
Real estate:
Land and land improvements	$1,451,285
Building and improvements	4,873,499
Less accumulated depreciation	(1,069,197)
Operating real estate	5,255,587
Development in progress	311,168
Land held for development	368,541
Net real estate	5,935,296
Cash and cash equivalents	163,621
Restricted cash	24,114
Accounts receivable	16,381
Deferred rent receivable	128,456
Deferred financing and leasing costs, net	165,137
Investments in and advances to unconsolidated joint ventures	346,868
Assets held for sale	114,665
Right of use asset	18,038
Prepaid expenses and other assets	62,173
Total assets	$6,974,749
LIABILITIES
Mortgage loans, net	$308,640
Unsecured notes, net	2,285,024
Credit facilities	100,000
Accounts payable	29,981
Accrued interest	23,250
Dividend and distributions payable	66,144
Lease liability	18,784
Other liabilities	193,290
Liabilities held for sale	7,257
Total liabilities	3,032,370
Noncontrolling interest - operating partnership - 213,483 preferred units outstanding	5,337
EQUITY
Liberty Property Trust shareholders’ equity
Common shares of beneficial interest, $.001 par value, 283,987,000 shares authorized; 157,914,839 shares issued and outstanding	158
Additional paid-in capital	4,152,079
Accumulated other comprehensive loss	(47,157)
Distributions in excess of net income	(229,662)
Total Liberty Property Trust shareholders’ equity	3,875,418
Noncontrolling interest - operating partnership - 3,408,587 common units outstanding	61,350
Noncontrolling interest - consolidated joint ventures	274
Total equity	3,937,042
Total liabilities, noncontrolling interest - operating partnership and equity	$6,974,749

See accompanying notes.

CONSOLIDATED BALANCE SHEET OF

LIBERTY PROPERTY LIMITED PARTNERSHIP

December 31, 2019

(In thousands, except unit amounts)

ASSETS
Real estate:
Land and land improvements	$1,451,285
Building and improvements	4,873,499
Less accumulated depreciation	(1,069,197)
Operating real estate	5,255,587
Development in progress	311,168
Land held for development	368,541
Net real estate	5,935,296
Cash and cash equivalents	163,621
Restricted cash	24,114
Accounts receivable	16,381
Deferred rent receivable	128,456
Deferred financing and leasing costs, net	165,137
Investments in and advances to unconsolidated joint ventures	346,868
Assets held for sale	114,665
Right of use asset	18,038
Prepaid expenses and other assets	62,173
Total assets	$6,974,749
LIABILITIES
Mortgage loans, net	$308,640
Unsecured notes, net	2,285,024
Credit facilities	100,000
Accounts payable	29,981
Accrued interest	23,250
Distributions payable	66,144
Lease liability	18,784
Other liabilities	193,290
Liabilities held for sale	7,257
Total liabilities	3,032,370
Limited partners' equity - 213,483 preferred units outstanding	5,337
OWNERS’ EQUITY
General partner’s equity - 157,914,839 common units outstanding	3,875,418
Limited partners’ equity - 3,408,587 common units outstanding	61,350
Noncontrolling interest - consolidated joint ventures	274
Total owners’ equity	3,937,042
Total liabilities, limited partners' equity and owners’ equity	$6,974,749

See accompanying notes.

Liberty Property Trust and Liberty Property Limited Partnership

Notes to Consolidated Balance Sheets

December 31, 2019

1. ORGANIZATION

Liberty Property Trust (the “Trust”) is a self-administered and self-managed Maryland real estate investment trust (a “REIT”). Substantially all of the Trust’s assets are owned directly or indirectly, and substantially all of the Trust’s operations are conducted directly or indirectly, by its subsidiary, Liberty Property Limited Partnership, a Pennsylvania limited partnership (the “Operating Partnership” and, together with the Trust and their consolidated subsidiaries, the “Company”). The Trust is the sole general partner and also a limited partner of the Operating Partnership, owning 97.9% of the common equity of the Operating Partnership at December 31, 2019. Unless otherwise indicated, the notes to the Consolidated Financial Statements apply to both the Trust and the Operating Partnership. The terms the "Company,” “we,” “our” and “us” means the Trust and Operating Partnership collectively.

The financial results of the Operating Partnership are consolidated into the financial statements of the Trust. The Trust has no significant assets other than its investment in the Operating Partnership. The Trust and the Operating Partnership are managed and operated as one entity. The Trust and the Operating Partnership have the same managers. The Trust's sole business purpose is to act as the general partner of the Operating Partnership. Net proceeds from equity issuances by the Trust are contributed to the Operating Partnership in exchange for partnership units. The Trust itself does not issue any indebtedness, but guarantees certain of the unsecured debt of the Operating Partnership. We have therefore combined the balance sheet of the Trust and the Operating Partnership into this single report.

The Operating Partnership is a variable interest entity ("VIE") as the limited partners do not have substantive kick-out or participating rights. The Trust is the primary beneficiary of the Operating Partnership as it has the power to direct the activities of the Operating Partnership and the rights to absorb 97.9% of the net income of the Operating Partnership. The Trust has no significant assets or liabilities other than its investment in the Operating Partnership. As the Operating Partnership is already consolidated in the balance sheet of the Trust, the identification of this entity as a VIE has no impact on the consolidated financial statements of the Trust. In addition, the Company holds a 20% interest in Liberty/Comcast 1701 JFK Boulevard, LP which was determined to be a VIE. The Company determined that it is not the primary beneficiary as the Company and its third-party partner share control of the joint venture. The Company has provided financial support in the way of a related party mortgage loan which is included in the Company's equity investment in the joint venture for $60.8 million. The Company's maximum exposure to loss is equal to its equity investment in the joint venture which was $72.3 million as of December 31, 2019.

All square footage and acreage amounts are unaudited.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("US GAAP") requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes.

Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements of the Company include the Trust, the Operating Partnership, wholly owned subsidiaries and those subsidiaries in which the Company owns a majority voting interest with the ability to control operations of the subsidiaries and where no approval, veto or other important rights have been granted to the noncontrolling shareholders. The Company consolidates joint ventures that are considered to be VIEs where we are the primary beneficiary. The Company (i) evaluates the sufficiency of the total equity investment at risk, (ii) reviews the voting rights and decision-making authority of the equity investment holders as a group and whether there are any guaranteed returns, protection against losses, or capping of residual returns within the group and (iii) establishes whether activities within the venture are on behalf of an investor with disproportionately few voting rights in making this VIE determination. To the extent that the Company (i) is the sole entity that has the power to direct the activities of the VIE and (ii) has the obligation or rights to absorb the VIE's losses or receive its benefits, then the Company would be the primary beneficiary and would consolidate the VIE.

All significant intercompany transactions and accounts have been eliminated.

Real Estate and Depreciation

The properties are recorded at cost and are depreciated using the straight line method over their estimated useful lives. The estimated useful lives are as follows:

Building and improvements	40 years (blended)
Capital improvements	15 - 20 years
Equipment	5 - 10 years
Tenant improvements	Term of the related lease

The Company capitalizes costs associated with development and redevelopment activities, capital improvements, tenant improvements and leasing activities, including compensation costs. Expenditures directly related to the improvement of real estate, including interest and other costs capitalized on development and redevelopment projects and land being readied for development, are included in net real estate and are stated at cost. The Company considers a development property substantially complete upon the completion of tenant build-out, but no later than one year after the completion of major construction activity. These capitalized costs include pre-construction costs essential to the development of the property, construction costs, interest costs, real estate taxes, development related compensation and other costs incurred during the period of development. The determination to capitalize rather than expense costs requires the Company to evaluate the status of the development activity. The total of capitalized compensation costs directly related to development, redevelopment, capital improvements, and tenant improvements for the year ended December 31, 2019 were $6.4 million. Construction related payables at December 31, 2019 were $29.6 million.

The Company allocates the purchase price of real estate acquired to land, building and improvements and intangibles based on the relative fair value of each component. Lease values for acquired properties are determined based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management's estimate of fair market lease rates for each corresponding in-place lease ("Market Value Intangible"). Origination values are also assigned to in-place leases, and, where appropriate, value is assigned to customer relationships ("Origination Value Intangible").

Acquisition-related costs for asset acquisitions are capitalized and included in net real estate at cost. Expenditures for maintenance and repairs are charged to operations as incurred.

The Company amortizes the amounts allocated to intangibles relating to in-place leases, which are included in deferred financing and leasing costs and other liabilities in the accompanying consolidated balance sheet, over the remaining term of the related leases. This calculation includes both the remaining noncancelable period and any bargain renewal option periods.

Once a property is designated as held for sale, no further depreciation expense is recorded.

The Company evaluates its real estate investments upon occurrence of a significant adverse change in its operations and/or market price, an expectation that the asset will be sold or otherwise disposed of before the end of its estimated useful life, among other factors, to assess whether any impairment indicators are present that affect the recovery of the recorded value. If indicators of impairment are identified, the Company estimates the future undiscounted cash flows from the use and eventual disposition of the property and compares this amount to the carrying value of the property.  If any real estate investment is considered impaired, a loss is recognized to reduce the carrying value of the property to its estimated fair value. If held for sale, a property is not considered impaired unless its estimated fair value (less costs to sell) is less than the property's book value at the balance sheet date.

The Company capitalizes pre-development costs incurred in pursuit of new development opportunities for which the Company currently believes future development is probable. Future development is dependent upon various factors, including zoning and regulatory approval, rental market conditions and construction costs.

Investments in Unconsolidated Joint Ventures

The Company accounts for its investments in unconsolidated joint ventures using the equity method of accounting as the Company exercises significant influence, but does not control these entities.

Under the equity method of accounting, the net equity investment of the Company is reflected in the accompanying consolidated balance sheet.

On a periodic basis, management assesses whether there are any indicators that the value of the Company's investments in unconsolidated joint ventures may be other-than-temporarily-impaired. An investment is impaired only if management's estimate of the value of the investment is less than the carrying value of the investment, and such decline in value is deemed to be other-than-temporary. To the extent impairment has occurred, the loss is measured as the excess of the carrying amount of the investment over the estimated fair value of the investment. The estimated fair value of the investments is determined using a discounted cash flow model which is a Level 3 valuation under ASC 820, "Fair Value Measurement." The Company considers a number of assumptions that are subject to economic and market uncertainties including, among others, demand for space, competition for tenants, changes in market rental rates, operating costs, capitalization rates, holding periods and discount rates.

Cash and Cash Equivalents

Highly liquid investments with a maturity of three months or less when purchased are classified as cash equivalents.

Restricted Cash

Restricted cash includes tenant security deposits and escrow funds that the Company maintains pursuant to certain mortgage loans. Restricted cash also includes the undistributed proceeds from the sale of residential land in Kent County, United Kingdom.

Accounts Receivable/Deferred Rent Receivable

The Company's accounts receivable are comprised of rents and charges for property operating costs due from tenants. The Company's deferred rent receivable represents the cumulative difference between rent revenue recognized on a straight line basis and contractual payments due under the terms of tenant leases. All accounts receivable and deferred rent receivable are evaluated for collectability. The receivables are assessed on the tenant’s ability to pay based on the tenant’s financial capacity and its intention to pay, considering all relevant facts and circumstances, including past experience with the tenant.

Deferred Financing and Leasing Costs

Costs incurred in connection with leasing or financing of the credit facilities are capitalized and amortized on a straight line basis over the term of the related lease or loan. Costs incurred in connection with the financing of mortgage loans or unsecured notes are reported as a deduction from the face amount of that liability and amortized on a straight line basis over the term of the related loan.

Certain employees of the Company are compensated for leasing services related to the Company's properties. The incremental compensation directly related to these leasing services is capitalized and amortized as a deferred leasing cost over the term of the related lease. The total of this capitalized compensation was $4.5 million for the year ended December 31, 2019.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements and Disclosures, gives guidance on the fair value measurement of a financial asset or liability.  Inputs used to develop fair value are classified in one of three categories: Level 1 inputs (quoted prices (unadjusted) in active markets for identical assets or liabilities), Level 2 inputs (inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly) and Level 3 inputs (unobservable inputs for the asset or liability).

The following disclosure of estimated fair value was determined by management using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data and develop estimated fair value. Accordingly, the following estimates are not necessarily indicative of the amounts the Company could have realized on disposition of the financial instruments at December 31, 2019. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued interest, dividend and distributions payable and other liabilities are reasonable estimates of fair value because of the short-term nature of these instruments. The carrying value of the outstanding amounts under the Company's credit facilities is also a reasonable estimate of fair value because interest rates float at a rate based on LIBOR.

The Company used a discounted cash flow model to determine the estimated fair value of its debt as of December 31, 2019. This is a Level 3 fair value calculation. The inputs used in preparing the discounted cash flow model include actual maturity dates and scheduled cash flows as well as estimates for market value discount rates.

The following summarizes the fair value of the Company's mortgage loans and unsecured notes at December 31, 2019 (in thousands):

Mortgage Loans		Unsecured Notes
Carrying Value	Fair Value	Carrying Value	Fair Value
$308,640	$314,473	$2,285,024	$2,440,476

Income Taxes

The Trust has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"). As a result, the Trust generally is not subject to federal income taxation at the corporate level to the extent it distributes annually at least 100% of its REIT taxable income, as defined in the Code, to its shareholders and satisfies certain other organizational and operational requirements. The Trust has met these requirements. If the Trust fails to qualify as a REIT in any taxable year, the Trust will be subject to federal income tax on its taxable income at regular corporate rates (including any alternative minimum tax for those tax years beginning prior to January 1, 2019) and may not be able to qualify as a REIT for the four subsequent taxable years. Even as a REIT, the Trust may still be subject to certain state and local income and property taxes, and to federal income and excise taxes on undistributed taxable income.

Several of the Company's subsidiaries are taxable REIT subsidiaries (each a "TRS") and are subject to federal and state income taxes separate from the Company. In general, a TRS may perform additional services for tenants and generally may engage in real estate or non-real estate businesses that are not permitted REIT activities. The Company itself is also subject to tax in certain states and the United Kingdom. Accordingly, the Company recognizes federal, state and foreign income taxes in accordance with US GAAP, as applicable.

Currently there are no uncertain tax positions or possibly significant unrecognized tax benefits that are reasonably expected to occur within the next 12 months. There are no interest or penalties accrued at December 31, 2019 which related to any uncertain tax positions or significant unrecognized tax benefits.

As of December 31, 2019, certain of the Company's TRSs have estimated net operating loss ("NOL") carryforwards available of approximately $24.3 million. Unless reduced or utilized, these NOL carryforwards are set to begin expiring in 2021. After taking into consideration the projected future net taxable income at these entities, and consistent with prior periods, the Company has determined that a valuation allowance for the full carrying value of NOL carryforwards is appropriate.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, certain state and local jurisdictions, the United Kingdom and (in prior years) Luxembourg.  With few exceptions, the Company and its subsidiaries are no longer subject to examination by taxing authorities in these jurisdictions for years prior to 2015.

The Federal tax cost basis of the wholly owned real estate was $6.9 billion at December 31, 2019.

Foreign Currency

The functional currency of the Company's United Kingdom operations is pounds sterling.  The Company translates the financial statements for the United Kingdom operations into US dollars.  For the Trust, gains and losses resulting from this translation are included in accumulated other comprehensive loss as a separate component of shareholders' equity and a proportionate amount of gain or loss is allocated to noncontrolling interest - operating partnership - common units.   For the Operating Partnership, gains and losses resulting from this translation are included in general partner's equity and limited partners' equity - common units. Upon sale or upon complete or substantially complete liquidation of the Company's foreign investment, the gain or loss on the sale will include the cumulative translation adjustments that have been previously recorded in accumulated other comprehensive loss and noncontrolling interest - operating partnership - common units (for the Trust) and in general partner's equity and limited partners' equity - common units (for the Operating Partnership).

3. ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table sets forth the components of Accumulated Other Comprehensive Loss as of December 31, 2019 (in thousands):

Foreign currency translation	$(42,844)
Derivative instruments	(5,317)
Total accumulated other comprehensive loss	(48,161)
Less: portion included in noncontrolling interest – operating partnership	1,004
Total accumulated other comprehensive loss included in shareholders' equity	$(47,157)

4.  REAL ESTATE

The Company owns and operates industrial and office properties. The carrying value of these operating properties by type as of December 31, 2019 is as follows (in thousands):

	Land	Building
	and Land	and		Accumulated
	Improvements	Improvements	Total	Depreciation

Industrial properties	$1,448,384	$4,823,596	$6,271,980	$1,053,454
Office properties	2,901	49,903	52,804	15,743

Total	$1,451,285	$4,873,499	$6,324,784	$1,069,197

During the year ended December 31, 2019, the Company sold 18 buildings containing 1.9 million square feet, 141.1 acres of land and other non-depreciable assets for gross proceeds of $585.1 million.

During the year ended December 31, 2019, the Company acquired eight buildings containing 1.8 million square feet and 261.3 acres of land for an aggregate purchase price of $350.9 million.

5. INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES

Listed below are the unconsolidated joint ventures in which the Company has a noncontrolling interest. The accounting policies for the unconsolidated joint ventures in which the Company has a noncontrolling interest are the same as those for the Company.

		Company's net investment in unconsolidated joint ventures (1)
	Ownership (3)	(in thousands)
Liberty Venture I, LP	25%	$10,816
Kings Hill Unit Trust	20%	6,369
Liberty Illinois, LP	25%	14,120
Liberty Washington, LP	25%	20,343
Liberty/ Comcast 1701 JFK Blvd, LP	20%	72,301
Liberty Property 18th & Arch (2)	20%	192,511
Other	20% - 50%	30,408
		$346,868

(1)

Differences between the Company's net investment in unconsolidated joint ventures and its underlying equity in the net assets of the venture are primarily a result of impairments related to the Company's investment in unconsolidated joint ventures, the deferral of gains associated with the sales of properties to joint ventures in which the Company retains an ownership interest and loans made to the joint ventures by the Company. These adjustments have resulted in an aggregate difference reducing the Company's investments in unconsolidated joint ventures by $70.2 million as of December 31, 2019. Differences between historical cost basis and the basis reflected at the joint venture level (other than loans) are typically depreciated over the life of the related asset.

(2)	Represents the combined investment in of the two joint ventures related to the property at 18th and Arch Streets, Philadelphia.
(3)	The Company may also receive a promoted interest if certain return thresholds are met.

6. DEFERRED FINANCING AND LEASING COSTS

Deferred financing and leasing costs were comprised of the following as of December 31, 2019 (in thousands):

Deferred financing costs	$17,104
Deferred leasing costs	229,064
Market value intangible	14,838
Origination value intangible	95,694
356,700
Accumulated amortization:
Deferred financing costs	14,789
Deferred leasing costs	105,992
Market value intangible	12,684
Origination value intangible	58,098
191,563
Deferred financing and leasing costs, net	$165,137

The table above includes market value intangible assets. There were also $13.2 million of unamortized market value intangible liabilities as of December 31, 2019. These liabilities are included as other liabilities in the accompanying consolidated balance sheet.

7. INDEBTEDNESS

Overview

Indebtedness consists of mortgage loans, unsecured notes, and borrowings under the Company's Credit Facilities (see below). Interest costs during the year ended December 31, 2019 in the amount of $23.4 million were capitalized.

The scheduled principal amortization and maturities of the Company's mortgage loans, unsecured notes outstanding and the Credit Facilities (as defined below) and the related weighted average interest rates at December 31, 2019 are as follows (in thousands, except percentages):

						Weighted
	Mortgages					Average
	Principal	Principal	Unsecured	Credit		Interest
	Amortization	Maturities	Notes	Facilities	Total	Rate
2020	$1,673	$67,361	$—	$—	$69,034	4.2%
2021	545	65,009	—	100,000	165,554	3.3%
2022	116	—	400,000	—	400,116	4.1%
2023	123	—	300,000	—	300,123	3.4%
2024	130	—	450,000	—	450,130	4.4%
2025	138	—	400,000	—	400,138	3.8%
2026	—	1,946	400,000	—	401,946	3.3%
2027	—	—	—	—	—	—%
2028	—	171,717	—	—	171,717	2.6%
2029 and thereafter	—	—	350,000	—	350,000	4.4%
Subtotal	2,725	306,033	2,300,000	100,000	2,708,758	3.8%
Reconciling items (1)	—	(118)	(14,976)	—	(15,094)
Total for consolidated balance sheet	$2,725	$305,915	$2,285,024	$100,000	$2,693,664

(1)	Includes deferred financing costs, premium/discount and market adjustments.

Mortgage Loans and Unsecured Notes

Mortgage loans with maturities ranging from 2020 to 2029 were collateralized by and in some instances cross-collateralized by properties with a net book value of $554.7 million as of December 31, 2019.

The interest rates on $2,608.8 million of mortgage loans (including $64.6 million fixed via a swap arrangement) and unsecured notes are fixed and range from 2.6% to 4.5%. The weighted average remaining term for the mortgage loans and unsecured notes is 5.2 years.

Credit Facilities

The Credit Facility includes a revolving credit facility for aggregate borrowings of $800 million and a delayed draw term loan facility for aggregate borrowings of $100 million. The interest rate on borrowings under the Credit Facility fluctuates based upon ratings from Moody’s Investors Service, Inc., Standard and Poor’s Ratings Group and Fitch, Inc. Based on the Company's ratings as of December 31, 2019, borrowings under the revolving credit facility currently bear interest at LIBOR plus 0.875% and the delayed draw term loan facility bear interest at LIBOR plus 0.95%. The revolving credit facility also contains an annual facility fee, the rate of which is currently 0.15% of the aggregate loan commitments. The Credit Facility provides for the interest rate and facility fee rate to be adjusted up or down based on changes in the credit ratings on the Company's senior unsecured debt. The Credit Facility expires in October 2021 and has two six-month extensions at the Company's option, subject to the payment of a stated fee. The Credit Facility contains a competitive bid option, whereby participating lenders bid on the interest rate to be charged. This feature is available for up to 50% of the amount of the revolving credit facility. There were no borrowings outstanding under the revolving credit facility and $100.0 million borrowings under the delayed draw term loan facility as of December 31, 2019. As of December 31, 2019, letters of credit to third parties totaling $8.6 million had been issued for the account of the Company under this Credit Facility.

The Company has a working capital facility for aggregate borrowings of up to $30 million. This facility has the same maturity date, facility fee, covenants and interest rate borrowing terms as the revolving credit facility described above. There were no  borrowings outstanding under the working capital facility as of December 31, 2019.

Activity

In January 2019, the Company issued $350 million of 4.375% senior unsecured notes due 2029. The Company used the proceeds to pay down its revolving credit facilities and for general corporate purposes.

In October 2019, the Company prepaid its 4.75% senior notes due October 2020 in the amount of $350 million. In conjunction with such early redemption, the Company incurred charges of approximately $9.0 million.

8. LEASES

In February 2016, the Financial Accounting Standards Board ("FASB") issued Accounting Standard Update 2016-02, Leases (“ASU 2016-02”). Additional guidance and targeted improvements to ASU 2016-02 were made through the issuances of supplementary ASUs in July 2018, December 2018 and March 2019 (collectively, the "New Lease Standard"). The New Lease Standard sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). It requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase of the leased asset by the lessee. This classification will determine whether the lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. The New Lease Standard requires lessors to account for leases using an approach that is substantially equivalent to prior guidance for sales type leases, direct financing leases and operating leases.

The New Lease Standards limit capitalization of certain initial direct costs which were capitalizable under previous lease standards.

The Company adopted the New Lease Standard on January 1, 2019 and applied it using a modified retrospective approach whereby the cumulative effect of the adoption was recognized on the adoption date and prior periods were not restated. There was no net cumulative effect adjustment to equity as of January 1, 2019 as a result of this adoption.

The following practical expedients available for implementation were elected:

a. whether an expired or existing contract meets the definition of a lease

b. the lease classification at the adoption date for existing or expired leases

c. whether costs previously capitalized as initial direct costs would continue to be amortized

Additionally, the Company has elected the practical expedient not to recognize right of use assets and lease liabilities with a term of one year or less.

The Company's leases met the criteria in the New Lease Standard to not separate non-lease components from the related lease component; therefore, the accounting for these leases remained largely unchanged from the previous standard. The Company has elected to exclude sales and other similar taxes from the measurement of lease revenue and expense and the Company has excluded those costs paid directly by lessees to third parties.

Lessee Disclosure

As of December 31, 2019, the Company had a total of five properties subject to operating ground leases with a weighted average remaining term of 47 years. These leases have remaining terms of 11 to 110 years, expiration dates of June 2030 to June 2129, and renewal options of 25 to 48 years. The Company has included in the lease terms renewal options up to the useful life of the asset constructed on the land. Payments for certain properties are subject to increases at five year intervals based upon the agreed or appraised fair market value of the leased premises on the adjustment date or the Consumer Price Index percentage increase since the base rent date. These future changes in payments are considered variable payments and do not impact the assessment of the asset or liability unless there is a significant event that triggers reassessment, such as an amendment with a change in the terms of the lease. The Company used discount rates in a range of 4.1% to 5.0% for a weighted average discount rate of 4.6%, which was derived from the Company's assessment of credit quality of the Company adjusted to reflect secured borrowing, estimated yield curves and long-term spread adjustments over appropriate tenures. The Company also leases office space from unrelated third-parties. The following schedule indicates the approximate future minimum lease payments for the ground and office leases as of December 31, 2019:

Year	Amount
(in thousands)
2020	$1,411
2021	1,341
2022	1,246
2023	1,148
2024	1,086
Thereafter	39,996
Total minimum payments	$46,228
Imputed interest	(26,779)
Amortization	(665)
Lease liabilities	$18,784
Deferred rent	(746)
Right of use asset	$18,038

9. NONCONTROLLING INTEREST - OPERATING PARTNERSHIP / LIMITED PARTNERS' EQUITY -   PREFERRED UNITS

As of December 31, 2019, the Company had outstanding the following cumulative preferred units of the Operating Partnership:

ISSUE	AMOUNT	UNITS	LIQUIDATION PREFERENCE	DIVIDEND RATE
	(in 000’s)
Series I-2	5,337	213	$25	6.25%

The preferred units are putable at the holder's option at any time and are callable at the Operating Partnership's option after a stated period of time for cash.

10. SHAREHOLDERS' EQUITY - TRUST

Common Shares

The Company paid to holders of its common shares and holders of its common units distributions of $251.0 million during the year ended December 31, 2019. On a per share/unit basis, the Company paid common share and common unit distributions of $1.63 during the year ended December 31, 2019.

The following unaudited table summarizes the taxability of common share distributions (taxability for 2019 is estimated):

2019

Ordinary dividend	$1.1239
Qualified dividend	—
Capital gain - 20%	0.0051
IRC Sec 1250 unrecaptured gain - 25%	0.1404
Return of capital	0.3606
Total	$1.6300

The Company's tax return for the year ended December 31, 2019 has not been filed. The taxability information presented for the 2019 distributions is based upon the best available data at the time of this filing. In addition, certain of the Company's prior federal income tax returns may still be subject to examination by various taxing authorities. Because the application of tax laws and regulations is susceptible to varying interpretations, the taxability of distributions being reported here could be changed at a later date as a result of an examination and final determination by such taxing authorities.

During the year ended December 31, 2019, declared dividends per common share were $1.64.

During the year ended December 31, 2019, 452,000 common shares were issued upon the exercise of options.

Common units

The common units of the Operating Partnership not held by the Trust outstanding as of December 31, 2019 have the same economic characteristics as common shares of the Trust. The 3,408,587 outstanding common units of the Operating Partnership not held by the Trust share proportionately in the net income or loss and in any distributions of the Operating Partnership. The common units of the Operating Partnership not held by the Trust are redeemable at any time at the option of the holder. The Trust, as the sole general partner of the Operating Partnership, may at its option elect to settle the redemption in cash or through the exchange on a one-for-one basis with unregistered common shares of the Trust. The market value of the 3,408,587 outstanding common units based on the closing price of the common shares of the Company at December 31, 2019 was $204.7 million.

During the year ended December 31, 2019, 112,000 common shares were issued in exchange for the same number of common units. These individuals acquired these common units in connection with their contributions to the Operating Partnership of certain assets in prior years. The exchange of common shares for common units is exempt from the registration requirement of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereunder.

Dividend Reinvestment and Share Purchase Plan

The Company has a Dividend Reinvestment and Share Purchase Plan under which holders of common shares may elect to automatically reinvest their distributions in additional common shares and may make optional cash payments for additional common shares. The Company may issue additional common shares or repurchase common shares in the open market for purposes of satisfying its obligations under the Dividend Reinvestment and Share Purchase Plan. During the year ended December 31, 2019, 31,000 common shares were issued through the Dividend Reinvestment and Share Purchase Plan. The Company used the proceeds to pay down outstanding borrowings under the Company's Credit Facility and for general corporate purposes.

Equity Offering

In September 2019, the Company completed the sale of 9.2 million common shares, at a price of $50.50 per share, for net proceeds of $447.9 million. The net proceeds from this issuance were used to fund the early redemption in October 2019 of the Operating

Partnership's $350 million 4.75% senior notes due October 2020, repay outstanding balances on the Company's revolving credit facilities and for general corporate purposes. In conjunction with such early redemption, the Company incurred charges of approximately $9.0 million.

Noncontrolling Interest - Consolidated Joint Ventures

Noncontrolling interest - consolidated joint ventures includes third-party ownership interests in consolidated joint venture investments.

11.  OWNERS' EQUITY - OPERATING PARTNERSHIP

Common Units

General and limited partners' equity - common units relates to limited partnership interests of the Operating Partnership issued in connection with the formation of the Operating Partnership and certain subsequent acquisitions.  The common units outstanding as of December 31, 2019 have the same economic characteristics as common shares of the Trust. The 3,408,587 outstanding common units are the limited partners' equity - common units held by persons and entities other than the Trust. The 3,408,587 outstanding common units share proportionately in the net income or loss and in any distributions of the Operating Partnership and are exchangeable into the same number of common shares of the Trust. The market value of the 3,408,587 outstanding common units at December 31, 2019 based on the closing price of the common shares of the Company at December 31, 2019 was $204.7 million.

During the year ended December 31, 2019, declared dividends per common unit were $1.64.

During the year ended December 31, 2019, 452,000 common units were issued upon the exercise of options.

During the year ended December 31, 2019, 112,000 common shares were issued in exchange for the same number of common units. These individuals acquired these common units in connection with their contributions to the Operating Partnership of certain assets in prior years. The exchange of common shares for common units is exempt from the registration requirement of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereunder.

Dividend Reinvestment and Share Purchase Plan

The Company has a Dividend Reinvestment and Share Purchase Plan under which holders of common shares may elect to automatically reinvest their distributions in additional common shares and may make optional cash payments for additional common shares. The Company may issue additional common shares or repurchase common shares in the open market for purposes of satisfying its obligations under the Dividend Reinvestment and Share Purchase Plan. During the year ended December 31, 2019, 31,000 common shares were issued through the Dividend Reinvestment and Share Purchase Plan. A corresponding number of common units were issued by the Operating Partnership. The Company used the proceeds to pay down outstanding borrowings under the Company's existing credit facilities and for general corporate purposes.

Equity Offering

In September 2019, the Company completed the sale of 9.2 million common units, at a price of $50.50 per unit, for net proceeds of $447.9 million. The net proceeds from this issuance were used to fund the early redemption in October 2019 of the Operating

Partnership's $350 million 4.75% senior notes due October 2020, repay outstanding balances on the Company's revolving credit facilities and for general corporate purposes.

Noncontrolling Interest - Consolidated Joint Ventures

Noncontrolling interest - consolidated joint ventures includes third-party ownership interests in consolidated joint venture investments.

12. COMMITMENTS AND CONTINGENCIES

Environmental Matters

Substantially all of the Company's properties and land were subject to Phase I Environmental Assessments and when appropriate Phase II Environmental Assessments (collectively, the “Environmental Assessments”) obtained in contemplation of their acquisition by the Company or obtained by predecessor owners prior to the sale of the property or land to the Company. The Environmental Assessments did not reveal, nor is the Company aware of, any non-compliance with environmental laws, environmental liability or other environmental claim that the Company believes would likely have a material adverse effect on the Company.

Legal Matters

From time to time, the Company is a party to a variety of legal proceedings, claims and assessments arising in the normal course of business. The Company believes that as of December 31, 2019 there were no legal proceedings, claims or assessments expected to have a material adverse effect on the Company’s business or financial statements. See Note 14 for litigation related to the mergers.

Other

As of December 31, 2019, the Company had letter of credit obligations of $8.6 million related to development requirements. The Company believes that it is remote that there will be a draw upon these letter of credit obligations.

As of December 31, 2019, the Company had 21 buildings under development.  These buildings are expected to contain a total of 4.4 million square feet of leaseable space and represent an anticipated aggregate investment of $438.1 million. At December 31, 2019, development in progress totaled $311.2 million. In addition, as of December 31, 2019, the Company had invested $2.5 million in deferred leasing costs related to these development buildings.

The Company is committed to develop one building totaling 1.1 million square feet representing an anticipated aggregate investment of $90.2 million.

The Company is also currently developing four properties for its unconsolidated joint ventures which represent an anticipated aggregate investment by the joint ventures of $50.2 million.

As of December 31, 2019, the Company was committed to the following:

•	$51.9 million in improvements on certain buildings and land parcels;
•	up to $26.5 million of tenant improvements not yet completed.

The Company maintains cash and cash equivalents at financial institutions. The combined account balances at each institution typically exceed FDIC insurance coverage and, as a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage. The Company believes the risk is not significant.

On June 30, 2014, the Company entered into two joint ventures for the purpose of developing and owning the Comcast Technology Center (the “Project”) located in Philadelphia, Pennsylvania as part of a mixed-use development. The 60-story building includes 1.3 million square feet of leasable office space (the “Office”), which is substantially complete and fully occupied by Comcast Corporation, and a 219-room Four Seasons Hotel (the “Hotel”), which is substantially complete and opened to the public in August 2019. Costs for the development of the Project, exclusive of tenant-funded interior improvements, are approximately $968 million. As of December 31, 2019, the Company's investment in the project was $192.5 million and is reflected in investments in and advances to unconsolidated joint ventures in the Company's consolidated balance sheet.

The two joint ventures engaged the Company as the developer of the Comcast Technology Center pursuant to a Development Agreement by which the Company agreed, in consideration for a development fee, to be responsible for all aspects of the development of the Project and to guarantee the timely lien-free completion of construction of the Project as well as the payment, subject to certain exceptions, of any cost overruns incurred in the development of the Project. To mitigate its risk, the Company entered into guaranteed maximum price contracts (the "GMP Contracts") with a third party contractor (the "General Contractor") to construct the Project. The Company has been notified by the General Contractor that the General Contractor has incurred cost overruns comprised of amounts owed to third-party subcontractors and internal general condition costs of the General Contractor in connection with completing the Project in excess of the guaranteed maximum price payable to the General Contractor under the GMP Contracts, which guaranteed maximum price has been previously adjusted pursuant to accepted change orders. Notwithstanding the GMP Contracts, the General Contractor has generally refused to fund the cost overruns owed to third-party subcontractors, and the Company has funded, and may continue to fund, subcontractor cost overruns in compliance with its obligations under its development cost guarantee to the joint ventures. Accordingly, in periods prior to 2019, the Company accrued $69.3 million relating primarily to cost overruns that it estimated were probable of being funded to third-party subcontractors under its development cost guarantees to the joint ventures. As of December 31, 2019, the Company's remaining accrual was $12.7 million, which is included in other liabilities in the accompanying consolidated balance sheet and is reflective of amounts cumulatively funded by the Company as of that date. The Company intends to pursue all remedies to recover from the General Contractor any amounts expended by the Company or the joint ventures in excess of their contractual obligations.

In addition to the costs to comply with the Company's obligations under its development cost guarantee, other claims related to the development of the Project have been asserted by the General Contractor and certain subcontractors (including, but not limited to, an approximately $69 million lien filed by the General Contractor on the Project).  Should disputes with respect to these asserted claims proceed, the Company expects that it would assert claims against the General Contractor, both with respect to the claims as to which the above-described accrual has been made, as well as with respect to the additional claims described in this paragraph. There can be no assurances that amounts incurred, including as a result of such claims, will not exceed the above estimates. The Company is not able to reasonably estimate the amount of additional costs, if any, that it may incur as a result of such claims, and accordingly any potential exposure of the Company for such claims is not included within the accrual described above. Similarly, the Company is not able to reasonably estimate the amount, if any, that the Company may recover with respect to any claims it may assert against the General Contractor. If the Company were to incur additional expenses in connection with its development cost guarantee or in connection with such claims, such amounts would be accrued when they are determined to be probable of being incurred and are reasonably estimable, and could be material to the Company's results of operations in future periods.  If the Company were to subsequently recover any of the cost overruns initially funded by the Company, whether pursuant to any such claims asserted by the Company or otherwise, such recoveries would be recorded when and if realized in future periods.

13. ASSETS HELD FOR SALE

As of December 31, 2019, seven operating properties and 31 acres of land held for development were classified as held for sale.

The following table illustrates aggregate balance sheet information for all held-for-sale properties as of December 31, 2019 (in thousands):

Land and land improvements	$9,297
Buildings and improvements	96,122
Development in progress	11,010
Land held for development	4,207
Accumulated depreciation	(14,220)
Deferred financing and leasing costs, net	5,062
Other assets	3,187
Assets held for sale	$114,665

Liabilities held for sale	$7,257

In January 2020, four properties totaling 338,000 square feet which were held for sale and had a net carrying value of $72.1 million as of December 31, 2019 were sold for $97.5 million.

14.         SUBSEQUENT EVENTS

Merger with Prologis, Inc.

On February 4, 2020, the Trust, Operating Partnership and related wholly owned subsidiaries completed the previously announced mergers with Prologis, Inc. ("Prologis") and its related subsidiaries. The shareholders of the Trust and holders of common units of the Operating Partnership received 0.675 shares of Prologis common stock and limited partnership interests in Prologis, L.P., respectively, for each common share of the Trust or common unit in the Operating Partnership that they owned.

Litigation Related to the Mergers

As previously disclosed, several lawsuits were filed with respect to the mergers. In January 2020, the plaintiff in a putative class action filed in the Court of Common Pleas of Dauphin County, Pennsylvania agreed to dismiss the action with prejudice as to the plaintiff and without prejudice as to the remainder of the purported class after Prologis and the Trust made supplemental disclosures relating to the mergers. A total of six other cases filed in various federal courts with respect to the mergers, in which the plaintiffs generally allege that Prologis and the Trust violated federal securities laws with respect to various filings made with Securities and Exchange Commission relating to the mergers, are ongoing. The defendants believe that these lawsuits are without merit, and that no further disclosure is required under applicable law. Nothing in these Notes to Consolidated Financial Statements shall be deemed an admission of the legal necessity or materiality under applicable laws of the disclosure set forth herein.

Subsequent events have been evaluated through February 19, 2020, the date of issuance of these financial statements. Based on this evaluation, no adjustments were required to the financial statements as of December 31, 2019.